WORKING INTEREST PURCHASE AND SALE AGREEMENT

February 11,2014

By and between:

HD Special Situations, LP

a Limited Partnership

duly formed and existing

under the laws of the State of Delaware

AND

CARDINAL ENERGY GROUP, INC.

A company duly

incorporated and existing

under the laws of the State of Nevada

RECITALS

WHEREAS, Seller is a private company which owns a 100% working interests and a 80% net revenue interest in certain Oil and Gas leases and wellbores in Eastland County, Texas, in addition to other property and assets as set forth in the Subject Leases, more fully described in “Exhibit A” attached hereto); and

WHEREAS, Buyer (as defined below) is an SEC reporting and operating public energy company which desires to acquire from the Seller 100% of its working interest in the Subject Property (as defined below), which represents 100% of all of the working interests, and 76% (Stroebel) and 78% (Broyles) of the NRI in the Subject Property (hereinafter, “Working Interest”); and

WHEREAS, Subject only to the limitations and exclusions contained in this Agreement (as defined below), and on the terms and conditions set forth herein, Seller desires to sell to the Buyer, and the Buyer desires to buy from the Seller, the Subject Property.

NOW, THEREFORE, in consideration of their mutual promises contained herein, Buyer and Seller agree to the purchase and sale of the Subject Property, in accordance with the following terms and conditions:

ARTICLE I

GENERAL

1. This Working Interest Purchase and Sale Agreement (hereinafter referred to as, the “Agreement”) is made and entered into as of this 29th day of January, 2014, by and between HD Special Situations, LP, a Delaware Limited Partnership, having its principal place of business located at One Maritime Plaza, Suite 825, San Francisco, CA 94111, (hereinafter referred to as, “Hunting Bog” or, the “Seller”) and Cardinal Energy Group, Inc., a Nevada corporation, having its principal place of business located at: 6037 Frantz Rd.( Suite 103, Dublin Ohio 43017 (hereinafter referred to as, “Cardinal” or, the “Buyer’’). Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

2

ARTICLE II

PARTIES

2. The Parties to this Agreement shall be as follows:

Seller:	HD Special Situations, LP

Party’s registered location:	State of Delaware

Party’s registered address:	One Maritime Plaza, Suite 825
San Francisco, CA 94111

Party’s legal representative;	Mr. Chris Allick

Title:	Managing Partner

Buyer:	Cardinal Energy Group, Inc.

Party’s registered location:	State of Nevada

Party’s registered address:	6037 Frantz Rd.
Suite 103
Dublin Ohio 43017

Party’s legal representative:	Mr. Timothy W. Crawford

Title:	CEO

3

ARTICLE III

PURCHASE AND SALE

3. Property Being Sold. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and accept, the Subject Property for the Purchase Price as set forth in Article IV, below. The term “Subject Property” shall mean;

a. Stroebel-Broyles Leases. All of Seller’s rights, title and interest in and to any and all oil and gas leaseholds and working interests, in and to the oil, gas and mineral leases which are described in “Exhibit A” attached hereto and made a part hereof for all purposes, collectively, the “Leases”;

b. Rights in Production. All of Seller’s rights, title and interest in and to all reversionary interests, “back-in” interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases;

c. Wells. All of Seller’s rights, title and interest in and to producing, non-producing, shut-in oil and gas wells and any and all injection or disposal wells located on the Leases (hereinafter, the “Wells”);

d. Contract Rights. All of Seller’s rights, title and interest (if any) in or derived from any unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, drilling units, spacing units, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, compression agreements, processing or treating agreements, seismic agreements, geophysical agreements, exploration agreements, area of mutual interest agreements and any other agreements that relate to any of the Leases or Wells to the extent such contracts are assignable (the “Contracts”).

e. Easements. All of Seller’s rights, title and interest (if any) in and to all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Leases and Wells (hereinafter, the “Easements”);

f. Permits. All of Seller’s rights, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals (if any) to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (hereinafter, the “Permits”);

4

g. Equipment. All of Seller’s rights, title and interest in and to all personal property, fixtures, surface equipment, storage tanks, down-hole equipment, casing, tubing other tubulars, pumps, pumpjacks, compressors, metering facilities, pipelines, valves, drips, separators, dehydration equipment, treatment facilities, electrical equipment and any other devises used in connection with the Leases, Wells, Easements or Permits (hereinafter, the “Equipment”);

h. Hydrocarbons, All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances (hereinafter collectively, the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Leases or Wells from and after the Effective Date (as defined below) and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto; and

i. Data. Any and all documents and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of the Seller relating to the Subject Property including, but not limited to, the following (if any): land records, property title documents and records, division orders, operations and production-related records and reports, well information, hereafter, the “Data”.

ARTICLE IV

PURCHASE PRICE

4. Purchase Price. Buyer agrees to pay to Seller the sum of Seventy-five Thousand Dollars (US $75,000) (hereinafter, the “Purchase Price”) for the Subject Property. The Purchase Price shall be payable via certified check delivered to Seller at the Closing, or via wire-transfer of immediately available funds, at the election of the Seller.

ARTICLE V

EFFECTIVE DATE AND CLOSING DATE

5. Effective Date and Closing Date. Seller’s conveyance of the Subject Property to Buyer shall be effective as of February 28, 2014, at 9:00 a.m. CST (the “Effective Date”), with title being deemed delivered to the Buyer as of that date. The Closing shall take place on or before March 5, 2014 (the “Closing Date”) unless extended by agreement of the Parties. The Closing may take place either in person at the offices of the Buyer or electronically, if mutually agreed to by the Parties.

5

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer with respect to Seller’s interests in the Subject Property as of the date hereof and as of the Closing, as follows:

a. Organization and Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, its state of organization, and in such other jurisdictions necessary for the consummation of this Agreement

b. Valid Agreement. At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller. The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller’s obligations hereunder have been duly and validly authorized and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller or the Subject Property is a party, or by which Seller or the Subject Property is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller or Subject Property or (iii) to the knowledge of Seller, any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Property is subject.

c. Authorization. This Agreement has been duly authorized, executed and delivered by Seller. All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller. This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

d. Liens. On the Closing Date, Seller shall deliver the Subject Property free and clear of any and all liens, mortgages, deeds of trusts or other encumbrances created by, through or under Seller.

e. No Third Party Options. There are no agreements, options, or commitments with, of or to any person to acquire the Subject Property that were created during Seller’s period of ownership. To Seller’s knowledge, there are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

6

f. Preferential Rights. The Subject Property are not subject to any preferential rights to purchase that were created during Seller’s period of ownership. To Seller’s knowledge, the Subject Property is not subject to any preferential rights to purchase that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date

g. Contracts. All Contracts relating to the Subject Property (if any) have been provided to the Buyer a minimum of five (5) days prior to the Closing Date. With respect to each Contract, to the knowledge of Seller, (i) such Contract is in full force and effect, (ii) there are no material violations or breaches thereof and (iii}, there are no other Contracts relating to the Subject Property other than the Contracts identified on “Exhibit B” attached hereto and made a part hereof for all purposes.

h. No Other Representations and Warranties. The express representations and warranties of the Seller contained in paragraphs 6(a) - 6(g) above are the only representations of the Seller herein. Seller makes no other representations or warranties, whether express, implied, or statutory, except to the extent required by applicable law.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

7. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and at the Closing, as follows:

a. Corporate Authority. Buyer is a corporation organized and in good standing under the laws of the State of Nevada, is duly qualified and in good standing to carry on its business in the state where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

b. Valid Agreement. This Agreement constitutes the legal, valid and binding Agreement of Buyer. At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer. The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer’s obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

7

c. Governmental Approvals. Buyer shall obtain all required local, state, federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Subject Property.

d. Independent Evaluation. Buyer is experienced and knowledgeable in the oil and gas business. Buyer has been advised by and has relied solely on its own expertise and legal, tax, accounting, marketing, land, engineering, environmental and other professional counsel concerning this transaction, the Subject Property and value thereof. Buyer is acquiring Subject Property in “as is” condition without warranty as to merchantability or fitness for a particular purpose.

e. Brokers, Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability,

ARTICLE VIII

COVENANTS

B. Covenants.

a. Seller’s Negative Covenants. Seller shall not do any of the following with regard to the Subject Property without first obtaining the prior, written consent of Buyer;

i)	Create a lien, security interest or other encumbrance on the Subject Property other than an encumbrance permitted by the Buyer;

ii)	Enter into any new contracts which affect the Subject Property; or

iii)	Take any action which would materially affect value, ownership or operation of the Subject Property.

ARTICLE IX

CLOSING CONDITIONS

9. Closing Conditions.

a. Seller’s Closing Conditions. The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

8

i)	Representations. Warranties and Covenants. The (A) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (B) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii)	Payment of Purchase Price, Buyer shall, at the request of the Seller, provide Seller with Proof of Funds in the amount of the full Purchase Price.

iii)	No Action. On the Closing Date, no suit, action or other proceeding shall be pending or threatened against Buyer before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

b. Buyer’s Closing Conditions. The obligation of the Buyer to consummate the transaction contemplated hereby is subject, at the option of the Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i)	Representations. Warranties and Covenants. The (A) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (B) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii)	No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened against Seller or the Subject Property before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

iii)	No Material Adverse Change. From the Effective Date to the Closing Date, there shall not have been any material adverse change of the Subject Property equal to 5 percent (5%) or greater of the value, when taken as a whole.

9

c. Right to Terminate. Seller shall have the right to terminate this Agreement, without liability to Buyer, if the conditions to Closing set forth in Section 9[a) are not satisfied. Likewise, Buyer shall have the right to terminate this Agreement, without liability to Seller, if the conditions to Closing set forth in Section 9(b) are not satisfied.

ARTICLE X

CLOSING

10. Closing. The Closing shall be held at the offices of the Buyer, or such other place or by such other method as the Parties shall mutually agree, including electronically. At the Closing, the following shall occur;

a. Execution and Delivery of Documents and instruments. The Seller shall execute, acknowledge and deliver to the Buyer an Assignment of the Subject Leases in the form of “Exhibit A’ attached hereto.

b. Payment of Purchase Price. Buyer shall deliver the Purchase Price to Seller by certified check or wire transfer of immediately available funds, at the election of the Seller.

c. Fees and Taxes. Each Party to this transaction shall be responsible for paying its own fees and taxes, if any.

d. Delivery of Data. Seller shall deliver the Data (as defined above) to Buyer at Closing or within forty-eight (48) hours thereafter. To the extent transferable, the Seller shall transfer possession of all Data (as located by Seller) to the Buyer on the Closing Date.

e. Delivery of Possession. Seller shall deliver exclusive possession of the Subject Property to Buyer.

f. Recording. Buyer shall record and file the Assignment and other instruments. Any sales, use or transfer tax relative to such recording shall be the responsibility of the Buyer,

ARTICLE XI

POST-CLOSING COVENANTS

11. Post-Closing Covenants.

a. Hydrocarbons. All Hydrocarbons produced from the Subject Property prior to the Closing Date and oil stock balances held in the tanks as of the Effective Date, and all proceeds from the sale thereof shall be the property of the Buyer. All Hydrocarbons produced on, or after the Closing Date shall be the property of Buyer.

10

b. Invoices. Buyer expressly agrees that the Seller is not obligated to make any payments to Buyer in connection with any outstanding invoices.

ARTICLE XII

OWNER RATIFICATION

12. Owner Ratification. Any provision contained in this Agreement to the contrary notwithstanding, should the approval by ratification of the owners of either or both the Seller and Buyer be applicable to the transaction contemplated hereby the Closing described in Article X hereof shall be deferred until any such ratification shall have occurred.

ARTICLE XIII

GOVERNING LAW AND RESOLUTION OF DISPUTES

13. Any and all disputes arising out of, relating to, or in connection with this Agreement, its formation, or any performance required under this Agreement, shall be resolved by the Parties through amicable consultation. If any dispute is not resolved within thirty (30) days, then any and all disputed arising out of, relating to or in connection with this Agreement shall be resolved through binding arbitration. The Parties expressly acknowledge and agree that they are bound by any decision made by a duly appointed arbitrator and have no right to file a civil lawsuit, other than to enforce an award made by an arbitrator. Any such arbitration shall be conducted through the American Arbitration Association, before a single arbitrator. The parties expressly agree that the arbitrator shall have the right to award penalties, punitive damages and attorney’s fees. The execution, validity, nullification, interpretation, performance and resolution of dispute shall be governed by the laws of the State of Texas.

ARTICLE XIV

GENERAL PROVISIONS

14. General Provisions.

a. Further Assurances. Seller agrees to execute any and all documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto. Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

11

b. Entire Agreement This Agreement, together with all Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede any and all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

c. Confidentiality. If the Closing does not occur, Seller will keep all the information furnished by Buyer to Seller hereunder, or in contemplation hereof, strictly confidential including without limit the Purchase Price and other terms of this Agreement, and will not use any of such information to Seller’s advantage or in competition with Buyer, except to the extent such information: (i) was already in the public domain, not as a result of disclosure by Seller, (ii) was already known to Seller, (iii) is developed by Seller independently from the information supplied by the Buyer, or (iv) is furnished to Seller by a third parry independently of Seller’s investigation pursuant to the transaction contemplated by this agreement

d. Notices. All communications required or permitted under this Agreement shall be in writing and may be sent by e-mail and/or facsimile. Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing. Faxes and e-mails will be deemed to be received when reflected in the fax confirmation sheet or by e-mail confirmation obtained by the sender. Either Party may by written notice to the other, change the address for mailing such notices.

Notices to Seller;

Chris Allick
Managing Member
Hunting Dog Capital LLC One Maritime Plaza, Suite 825
San Francisco, CA 94111
Direct Dial: 415-277-2292
Facsimile: 415-236-6023
chris@hdcap.com

with copies to

David S. Hamilton 5739 Kanan Road, #251 Agoura Hills, CA 91301 Tel: (818) 735-0050
Fax; (818) 879-5449 dshatty@aol.com

12

Notices to Buyer:

Cardinal Energy Group, Inc
Timothy W. Crawford,
Chief Operating Officer
6037 Frantz Rd,Ste 103
Dublin, OH 43017 Direct Dial: 614-459-4959 Facsimile: 614-389-6643 tcrawford@cegx.us with copies to

John J, Maalouf, Esq.
Senior Partner
Maalouf Ashford & Talbot, LLP
500 Fifth Avenue, 14th FL
New York, New York 10110
Direct Dial: 212-789-8709
Telephone: 212-789-8717
Facsimile: 212-789-8718
john.maalouf@maaloufashford.com

e. Binding Effect This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns; provided, no assignment or delegation by either Party shall be made without the express consent of the other Party and if such consent is granted, no assignment or delegation shall relieve such Party of any of its obligations hereunder.

f. Incorporation of Exhibits. All exhibits and schedules referred to herein are expressly incorporated into and made a part of this Agreement

13

g. Headings, The headings of the articles and sections of this agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

h. Expenses, All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

i. Amendment and Waiver, This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

j. Announcements. Buyer may, at its sole discretion, publicly disclose the contents and execution of this Agreement and the transactions contemplated hereby.

k. Third-Party Beneficiaries. Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

1. Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

m. Counterparts. This Agreement may be signed in any number of counterparts and each such counterpart shall be considered any original and an enforceable agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

CARDINAL ENERGY GROUP, INC.		HD SPECIAL SITUATIONS
		BY:	HUNTING DOG CAPITAL, LLC
		ITS:	GENERAL PARTNER

By:	/s/ Timothy W. Crawford	By:	/s/ Chris Allick
Name:	Timothy W. Crawford	Name:	Chris Allick
Title:	CEO	Title:	Managing Partner

14

EXHIBIT A

[Insert copy of Subject Property Description]

15

EXHIBIT B

[Insert List of Contract to be Added]

16

EXHIBIT C

[Insert copy of Assignment of Lease]

17